Exhibit 10.6

FORM OF

COMPANY EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter referred to as this “Agreement”), is entered into this        day of             , 2006, by and between United Community Bancorp, a federal chartered corporation, (hereinafter referred to as the “Company”), and                         , an individual (hereinafter referred to as the “Employee”);

WITNESSETH:

WHEREAS, as a result of the skill, knowledge and experience of the Employee, the Board of Directors of the Company desires to retain the services of the Employee as the                                  of the Company;

WHEREAS, the Employee desires to serve as the                                  of the Company; and

WHEREAS, the Employee and the Company desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and the Employee;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the Company and the Employee hereby agree as follows:

1. Employment and Term.

(a) Term. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs the Employee, and the Employee hereby accepts employment, as the President/Chief Executive Officer of the Company. The term of this Agreement shall commence on                     , 2006, and shall end on                     , 200_, unless extended by the Company, with the consent of the Employee, as provided in subsection (b) of this Section 1 (hereinafter referred to, together with such extensions, as the “Term”).

(b) Extension. On or before each anniversary of the date of this Agreement, the Board of Directors of the Company shall review this Agreement and, upon approval by the Board, shall extend the term of this Agreement for a one-year period beyond the then effective expiration date. Any such extension shall be subject to the written consent of the Employee. The Board shall document its reasons for extending the term of this Agreement in the minutes of the meeting at which such action is taken.

2. Duties of the Employee.

(a) General Duties and Responsibilities. The Employee shall serve as the President/Chief Executive Officer of the Company. Subject to the direction of the Board, the Employee shall perform all duties and shall have all powers which are commonly incident to the office of President/Chief Executive Officer or which, consistent therewith, are delegated to him by the Board.

(b) Devotion of Entire Time to the Business of the Company and its Affiliates. The Employee shall devote his entire productive time, ability and attention during normal business hours throughout the Term to the faithful performance of his duties under this Agreement. The Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization other than the Company or any affiliates without the prior written consent of the Board; provided, however, that the Employee shall not be precluded from (i) vacations and other leave time in accordance with Section 3(d) below, (ii) reasonable participation in community, civic, charitable or similar organizations, (iii) reasonable participation in industry-related activities, including, but not limited to, attending state and national trade association meetings and serving as an officer, director or trustee of a state or national trade association or Federal Home Loan Bank, (iv) serving as an officer or director of any affiliate of the Company and receiving a salary, director’s fees or other compensation or benefits, as appropriate, or (v) pursuing personal investments which do not interfere or conflict with the performance of the Employee’s duties to the Company or its affiliates.

3. Compensation.

(a) Base Salary. The Employee shall receive during the Term an annual salary payable in equal installments not less often than monthly. The amount of such annual salary shall be $             until changed by the Board in accordance with Section 3(b) below.

(b) Periodic Salary Review. The annual salary of the Employee shall be reviewed by the Board from time to time throughout the Term, but not less often than once every three years, and shall be set at an amount not less than $            , based upon the Employee’s individual performance and such other factors as the Board may deem appropriate (hereinafter referred to as the “Periodic Review”). The results of the Periodic Review shall be reflected in the minutes of the Board.

(c) Employee Benefit Programs. During the Term, the Employee shall be entitled to participate in all formally established employee benefit, bonus, pension and profit sharing plans and similar programs that are maintained by the Company or its affiliates from time to time and all employee benefit plans or programs hereafter adopted in writing by the Board for which senior management personnel are eligible, including any employee stock ownership plan, stock option plan or other stock benefit plan (hereinafter collectively referred to as “Benefit Plans”), in accordance with the terms and conditions of such Benefit Plans. Notwithstanding any statement to the contrary contained elsewhere in this Agreement, the Company or its affiliates may at any time discontinue or terminate any Benefit Plan now existing or hereafter adopted, to the extent permitted by the terms of such Benefit Plan, and shall not be required to compensate the Employee for such discontinuance or termination to the extent such discontinuance or termination pertains to all employees who are eligible participants at the time.

(d) Vacation and Sick Leave. The Employee shall be entitled, without loss of pay, to be absent voluntarily from the performance of his duties under this Agreement, in accordance with the policies periodically established by the Board for senior management. The Employee shall be entitled to annual sick leave as established by the Board for senior management.

(e) Expenses. In addition to any compensation received under Section 3(d), the Employee shall be paid or reimbursed for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, including participation in industry-related activities.

4. Termination of Employment.

(a) General. The employment of the Employee shall terminate at any time during the Term (i) at the option of the Company, upon the delivery by the Company of written notice of termination to the Employee, or (ii) at the option of the Employee, upon delivery by the Employee of written notice of termination to the Company if, in connection with a Change in Control (hereinafter defined), the present capacity or circumstances in which the Employee is employed are materially adversely changed (including, but not limited to, a material reduction in responsibilities or authority or the assignment of duties or responsibilities substantially inconsistent with those normally associated with the position of President/Chief Executive Officer of the Company, change of title or removal as a director of the Company, the requirement that the Employee regularly perform his principal executive functions more than thirty-five (35) miles from his primary office immediately preceding the Change in Control or the Employee’s compensation or other benefits provided under this Agreement are reduced, unless the benefit reductions are part of a company-wide reduction. For purposes of this Agreement, an event shall be deemed to have occurred “in connection with a Change in Control” if such event occurs within one year before or after a Change in Control. The following subsections (i), (ii) and (iii) and (iv) of this Section 4(a) shall govern the obligations of the Company to the Employee upon the occurrence of the events described in such subparagraphs:

(i) Termination for Cause. In the event that the Company terminates the employment of the Employee during the Term because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform the duties and responsibilities assigned in this Agreement, willful violation of any law, rule or regulation (other than traffic violations or other minor offenses), or final cease-and-desist order or material breach of any provision of this Agreement (hereinafter collectively referred to as “Cause”), the Employee shall not receive, and shall have no right to receive, any compensation or other benefits for any period after such termination.

(ii) Termination in Connection with Change in Control. In the event that the employment of the Employee is terminated by the Company in connection with a Change in Control for any reason other than Cause or is terminated by the Employee as provided in Section 4(a) above, then the following shall occur:

(A)	The Company shall promptly pay to the Employee or to his beneficiaries, dependents or estate an amount equal to the product of 2.99 multiplied by the Employee’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (hereinafter collectively referred to as “SECTION 280G”);

(B)	The Employee, his dependents, beneficiaries and estate shall continue to be covered at its expense under all health, life, disability and other benefit plans of the Company in which the Employee was a participant prior to the effective date of the termination of his employment as if the Employee were still employed under this Agreement until the earlier of the expiration of the Term or the date on which the Employee is included in another employer’s benefit plans as a full-time employee; and

(C)	The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by the Employee offset in any manner the obligations of the Company hereunder, except as specifically stated in subparagraph (II) above.

(iii) Termination not in Connection with Change in Control. In the event that the employment of the Employee is terminated before the expiration of the Term for any reason other than death, termination for Cause or termination in connection with a Change in Control, then the following shall occur:

(A)	The Company shall be obligated to continue to pay to the Employee, his designated beneficiaries or his estate, on at least a monthly basis until the expiration of the Term, the annual salary in effect at the time of termination pursuant to Section 3(b) above, plus a cash bonus equal to the cash bonus, if any, paid to the Employee in the twelve month period prior to the termination of employment;

(B)	The Company shall continue to provide to the Employee, at its expense, health, life, disability and other benefits substantially equal to those being provided to the Employee at the date of termination of his employment until the earliest to occur of the expiration of the Term or the date on which the Employee is included in another employer’s benefit plans as a full-time employee; and

(C)	The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by the Employee offset in any manner the obligations of the Company hereunder, except as specifically stated in subparagraph II above.

(iv) Death of the Employee. The Term shall automatically expire upon the death of the Employee. In such event, the Employee’s estate shall be entitled to receive the amount of the annual salary that the Employee would have received through the last day of the third calendar month following the month in which the death occurred, except as otherwise specified herein.

(v) “Golden Parachute” Provision. In the event that any payments pursuant to this Section 4 would result in the imposition of a penalty tax pursuant to SECTION 280G, such payments shall be reduced to the maximum amount which may be paid under SECTION 280G without exceeding such limits. Any payments made to the Employee pursuant to this Agreement are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

(vi) Definition of “Change in Control”. For purposes of this Agreement, a Change in Control means any of the following events:

(A)	Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.

(B)	Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (B) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

(C)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (C), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of a least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(D)	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

(vii) Termination by Employee. If the Employee terminates this Agreement without the written consent of the Company, other than pursuant to Section 4(a)(ii) of this Agreement, the Employee shall not engage in the financial institutions’ business as a director, officer, employee or consultant for any business or enterprise which competes with the principal business of the Company or any of its subsidiaries within Dearborn County, Indiana or within thirty (30) miles of the principal business location of Company, for the unexpired term of this Agreement. This provision shall not apply in the event of the termination of the employment of the Employee by the Company prior to the expiration of the Term or the termination of the employment of the Employee by the Employee pursuant to Section 4(a)(ii) of this Agreement.

5. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating with, merging into, or transferring all, or substantially all, of its assets to another corporation that assumes all of its obligations and undertakings hereunder. Upon such a consolidation, merger or transfer of assets, the term “Company” as used herein, shall mean such other corporation or entity, and this Agreement shall continue in full force and effect.

6. Confidential Information. The Employee acknowledges that during his employment he will learn and have access to confidential information regarding the Company and its affiliates, and their customers and businesses. The Employee agrees and covenants not to disclose or use for his own benefit, or the benefit of any other person or entity, any confidential information, unless or until the Company consents to such disclosure or use of such information is otherwise legally in the public domain. The Employee shall not knowingly disclose or reveal to any unauthorized person any confidential information relating to the Company or its affiliates, or to any of the businesses operated by them, and the Employee acknowledges that such information constitutes the exclusive property of the Company. The Employee shall not otherwise knowingly act or conduct himself to the material detriment of the Company or its affiliates or in a manner which is inimical or contrary to the interests of the Company or its affiliates.

7. Non-assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 8 shall preclude the Employee from designating a beneficiary to receive any benefits payable hereunder upon his death or the executors, administrators or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto.

8. No Attachment. Except as required by law, no right to receive payment under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

9. Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.

10. Amendment of Agreement. This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

11. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

12. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect.

13. Headings. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

14. Governing Law. This Agreement has been executed and delivered in the State of Indiana and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Indiana, except to the extent that federal law governs.

15. Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed delivered if such notice or communication is in writing and is delivered personally or by facsimile transmission or is deposited in the United States mail, postage prepaid, addressed as follows:

If to the Company:

United Community Bank

230 Walnut Street

Lawrenceburg, Indiana 47025

If to the Employee:

[Name]

[Address]

16. Source of Payments. Notwithstanding any provision herein to the contrary, to the extent payments and benefits, as provided by this Agreement, are paid or received by Executive under the Employment Agreement dated as of July 1, 2005 between Executive and the Company, such compensation payments and benefits paid by the Company will be subtracted from any amount or benefit due simultaneously to Executive under similar provisions of this Agreement. Payments pursuant to this Agreement will be allocated in proportion to the level of activity and time expended on such activities by Executive, as determined by the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Employee has signed this Agreement, each as of the day and year first above written.

Attest:	UNITED COMMUNITY BANCORP

By:

Its:

EMPLOYEE

[Name]

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